Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Velodyne Lidar, Inc. on Form S-1 of our report dated March 10, 2020 (which includes an explanatory paragraph relating to Graf Industrial Corp.’s ability to continue as a going concern), relating to the balance sheets of Graf Industrial Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from June 26, 2018 (inception) to December 31, 2018.  We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
October 19, 2020